Exhibit 99.1

Consent to Be Named as a Director Nominee of

Cole Office & Industrial REIT (CCIT III), Inc.

To Cole Office & Industrial REIT (CCIT III), Inc.:

I, Stephen O. Evans, hereby consent to be named as a director nominee of Cole Office & Industrial REIT (CCIT III), Inc., a Maryland corporation (the “Company”), in the Company’s Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Dated: May 19, 2016

/s/ Stephen O. Evans
Stephen O. Evans